Exhibit 99.1

FOR IMMEDIATE RELEASE

ADRENALINA PROPOSES TO ACQUIRE PACSUN FOR

$4.50 PER SHARE

Offer Represents 24% Premium to PacSun’s October 17th Closing Price

 MIAMI, Fla., October 20, 2008 - Adrenalina (OTCBB: AENA.OB), a retail entertainment destination designed for extreme sports enthusiasts, today announced that it has submitted a proposal to the Board of Directors of Pacific Sunwear of California (Nasdaq: PSUN; “PacSun”) to enter into negotiations that will lead to the acquisition of PacSun for a price of $4.50 per share, consisting of a combination of cash and Adrenalina common stock.

Adrenalina’s acquisition proposal represents a premium of 24% above the closing price of PacSun common shares of $3.62 on October 17, 2008, and is subject to PacSun’s Board and shareholders approval, execution of a definitive agreement, obtaining the requisite financing and certain other terms and conditions.

“Our offer of $4.50 per share represents a significant increase in value for PacSun stockholders. This action also represents our confidence that Adrenalina can reinvigorate PacSun, a powerful brand name whose underlying retail concept has grown stale, by applying our innovative approach of fusing an exceptional product mix to an exciting entertainment destination,” said Ilia Lekach, Chairman and CEO of Adrenalina.

“Not only does the proposed acquisition price represent a premium to the current price of PacSun’s shares, but the cash/stock structure of the transaction would allow shareholders to participate in the future growth and performance of the re-energized combined company,” continued Mr. Lekach.  “In addition, the business synergies from joining PacSun’s substantial store footprint with Adrenalina’s high-growth lifestyle retailing concept are compelling - especially in this challenging economic environment.”

Mr. Lekach added that PacSun CEO, Sally Frame Kasaks, repeatedly declined Adrenalina’s prior attempts to enter into discussions, leading to the decision to take the proposal directly to the Board of Directors and PacSun stockholders.

The full text of Adrenalina’s letter to the PacSun CEO and Board of Directors is attached.

About Adrenalina

Adrenalina pioneered and branded “The Extreme Store” concept, which showcases top-quality athletic apparel, equipment and accessories in a fun, engaging retail entertainment format.  Building on the popularity of the Adrenalina TV program, Adrenalina stores feature the FlowRider® wave machines for which it has exclusivity in retail locations. With over 1 million visitors to the stores per year, Adrenalina locations average 10,000 square feet and carry the best in extreme sports apparel, footwear, equipment and accessories from industry leaders and fashion brands such as Quiksilver, Billabong, Volcom, O'Neil, Reef, Crocs and Ed Hardy. Adrenalina has retail locations in Miami, FL; Orlando, FL; and Tampa, FL; and locations under construction in Denver, CO; Alpharetta, GA; Plano, TX; and Houston, TX. The Company has also secured an additional prime location in the New York Metro market. Adrenalina (AENA) is quoted on the Over The Counter: Bulletin Board. For more information, please visit www.adrenalinastore.com.

Disclosure Regarding Forward-Looking Statements

This news release contains forward-looking statements. All statements other than statements of historical fact made herein are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements.

These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved.

Forward-looking statements reflect management's current expectations and are inherently uncertain. Our actual results may differ significantly from management's expectations.

MEDIA CONTACT

Amy Kover/Michael McMullan

Berns Communications Group

212-994-4660

akover@bcg-pr.com/ mmcmullan@bcg-pr.com

October 17, 2008

Sally Frame Kasaks

Chief Executive Officer

Pacific Sunwear of California, Inc.
3450 E. Miraloma Avenue
Anaheim, California 92806

Dear Sally:

I am writing as Chairman and Chief Executive Officer of Adrenalina to propose a combination of our companies in a negotiated transaction that provides for the purchase by Adrenalina of all issued and outstanding shares of common stock of Pacific Sunwear of California, Inc. (PacSun) for a payment of $4.50 per share, consisting of a combination of cash and stock of Adrenalina. The transaction will require the approval of the Board of Directors of PacSun.

We are confident that this transaction will create value for PacSun shareholders well in excess of that which can be achieved by your company proceeding on its own. Not only does the proposed acquisition price represent a premium to the current price of PacSun shares, but the stock structure of the transaction would allow your shareholders to participate in the future growth and performance of the energized combined companies. In addition, the business synergies from combining PacSun’s substantial store footprint with Adrenalina’s high-growth lifestyle retailing concept are compelling - all the more so in this challenging economic environment.

Completion of the proposed transaction is anticipated to occur no later than February 2009 and is subject to customary conditions, including satisfactory completion of our due diligence, the execution of a definitive agreement between the two companies and completion of the funding, which we do not expect to present a problem.

The power of Adrenalina’s retailing concept in today’s market

PacSun would benefit greatly from the application of our proven entertainment retailing concept, which we believe will re-energize the performance of your stores.

Adrenalina stores are becoming a destination of choice for generation Y and Z’ers. Major landlords continue to approach us with a wide variety of proposals in the best retail centers across the nation. All our future store buildouts of $2,000,000 are entirely paid by tenant allowances. The Company’s leasing team is constantly researching and evaluating new locations in the most important markets and busiest malls throughout the US.

The stores are designed and positioned as a focal point for extreme sport enthusiasts of all generations and those who want to learn more about this Lifestyle. In this regard, the store offers dedicated areas which are focused on a particular extreme sport, and the coordination of FlowRider® sessions and lessons with qualified instructors, all with the intent of promoting the Adrenalina stores as the place to go, congregate and be seen for all who are interested in extreme sports and it’s Lifestyle.

Synergistic opportunities

We see many synergies between Adrenalina and PacSun, and we welcome you to consider some of them:

Increased connection with youth trendsetters and hardcore users: Adrenalina has established a strong connection with youth trendsetters and action sports hardcore users who influence wider audiences. Our unique marketing machine works as a direct income generator, while effectively reaching both action sports hardcore users and enthusiasts. Each Adrenalina with its FlowRider® draws regular exposure in local and national media, which benefits the company as a whole.

Product portfolio extension without losing focus: Adrenalina has expertise in action sports hardgoods, which select categories could be rolled out to allow PacSun to quickly profit from this important product category. Furthermore, PacSun has strong private label experience that could be leveraged on Adrenalina branded products.

More than 1,000,000 people go through each Adrenalina store per year, vendors want to be in Adrenalina. Because of this great visibility we are able to market specific deals with national suppliers.

Exponential business revenue and profit growth: Adrenalina is in expansion mode, and it has a long way to go before saturating the market. This provides PacSun with a tremendous new business growth path that will enhance the overall growth rate of PacSun. Furthermore because of PacSun’s operational efficiencies of current infrastructure, purchasing power and back end operations, Adrenalina stores could leverage the backbone of PacSun and open stores at a faster rate. The combined company could take meaningful advantage of landlords seeking Adrenalina stores.

In conclusion, PacSun needs to position itself better with generations Y and Z and to become more relevant to them. Combining with Adrenalina will achieve that trendsetter goal, drive revenue and improve profitability. The Adrenalina traffic level is highly coveted by suppliers, in conjunction with PacSun, this will drive considerable visibility to the combined company and ensure our success.

We urge your Board of Directors to seriously consider this proposal and would welcome the opportunity to meet with your Board to explore further. Please get back to me to schedule a meeting. You may reach me on my cell phone at (786) 877-5521

Very truly yours,

Ilia Lekach